Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ REPORTS FIRST-QUARTER 2010 RESULTS
EPS of $0.27 includes restructuring charge of $0.02 per share vs. $0.30 in prior year
Cash Earnings per Share at $0.41 compared with $0.41 a year ago
Cleveland, Ohio (May 5, 2010)—CBIZ, Inc. (NYSE: CBZ) today announced results for the first quarter ended March 31, 2010.
CBIZ reported revenue of $210.2 million for the first quarter ended March 31, 2010, compared with $216.5 million reported for the first quarter of 2009. Revenue from newly acquired operations contributed $6.0 million or 2.8% to revenue growth in the first quarter compared with the same period a year ago. Same-unit revenue declined by 5.6%, or $12.2 million in the first quarter. CBIZ reported income from continuing operations for the quarter of $16.9 million, or $0.27 per diluted share, compared with $18.4 million, or $0.30 per diluted share in the first quarter of 2009.
The first quarter results include a pre-tax restructuring charge of $1.4 million related to integration activities for the previously announced acquisition of Goldstein Lewin & Company which is located in Boca Raton, Florida. This charge impacted earnings per diluted share from continuing operations by approximately $0.02 for the first quarter 2010. Also during the first quarter compared with the prior year, the Company recorded an increase in legal expenses of approximately $1.0 million that were related to bringing several long standing matters to a successful conclusion.
Cash earnings per share from continuing operations, a non-GAAP measure that includes the impact of major non-cash charges to earnings, was $0.41 per diluted share for the first quarter 2010, compared to $0.41 per diluted share from continuing operations for the first quarter 2009. EBITDA for the quarter was $36.3 million. The calculations of these items are outlined in the schedule attached.
At March 31, 2010 the amount outstanding on the Company’s $214 million unsecured credit facility was $139.5 million compared with $110.0 million at December 31, 2009. The Company invested approximately $26.0 million of funds for acquisitions and acquisition-related earn-out payments in the first quarter. During the first quarter, the Company made no share repurchases.

“As we indicated earlier this year, we expect the economic environment in 2010 will present challenges for revenue growth for CBIZ as unemployment continues at high levels and the small and mid-sized business clients we typically serve are not yet experiencing a strong recovery. There are recent signs of improvement, however, and in the first quarter, our Financial Services and Employee Services groups have generally performed in line with our expectations and have increased pre-tax earnings contributions on slightly lower revenue. Our Medical Management Professionals (MMP) business has been impacted by an industry-wide reduction in the volume of procedures that has occurred within the medical specialties that we serve,” stated Steven L. Gerard, Chairman and CEO.
“We are taking appropriate actions within our MMP business, but it is unclear if this industry-wide trend is short–term in nature or will persist throughout the balance of the year. If the volume of procedures returns to normal levels, we remain comfortable with our full year goal to increase earnings per share within a range of 4% to 7%; however, if the reduction in volumes persists, this will negatively impact our ability to achieve our earnings goals for 2010. Our balance sheet continues to be strong. We completed two acquisitions in the first quarter and are continuing to assess a number of potential acquisition opportunities for the balance of 2010,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-800-862-6557 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-630-691-2748. A replay of the call will be available starting at 1:00 p.m. (ET) May 5 through midnight (ET), May 7, 2010. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 26867919. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting and tax, internal audit, merger and acquisition advisory, and valuation services. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides outsourced technology staffing support services, healthcare consulting and medical practice management. As one of the largest benefits specialists and one of the largest accounting, valuation and medical practice management companies in the United States, the Company’s services are provided through more than 150 Company offices in 36 states.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2010	%	2009 (1)%
Revenue	$210,235	100.0%	$216,478	100.0%

Operating expenses	172,291	82.0%	173,987	80.4%

Gross margin	37,944	18.0%	42,491	19.6%

Corporate general and administrative expenses (2)	8,984	4.2%	7,709	3.5%

Operating income	28,960	13.8%	34,782	16.1%

Other income (expense):
Interest expense	(3,168)	-1.5%	(3,503)	-1.6%
Gain on sale of operations, net	374	0.2%	80	0.0%
Other income (expense), net (3)	2,173	1.0%	(591)	-0.3%

Total other expense, net	(621)	-0.3%	(4,014)	-1.9%

Income from continuing operations before income tax expense	28,339	13.5%	30,768	14.2%

Income tax expense	11,475		12,365

Income from continuing operations	16,864	8.0%	18,403	8.5%

Loss from operations of discontinued businesses, net of tax	(444)		(229)
Gain (loss) on disposal of discontinued businesses, net of tax	(436)		7

Net income	$15,984	7.6%	$18,181	8.4%

Diluted earnings (loss) per share:
Continuing operations	$0.27		$0.30
Discontinued operations	(0.01)		(0.01)

Net income	$0.26		$0.29

Diluted weighted average common shares outstanding	62,065		61,950

Other data from continuing operations:
EBIT (4)	$31,133		$34,191
EBITDA (4)	$36,258		$39,235

(1)	Certain amounts in the 2009 financial data have been reclassified to conform to the current year presentation.

(2)	Includes an expense of $166 and income of $127 for the three months ended March 31, 2010 and 2009, respectively, in compensation expense associated with gains and losses from the Company’s deferred compensation plan (see note 3). Excluding this item, corporate general and administrative expenses would be $8,818 and $7,836, or 4.2% and 3.6% of revenue, for the three months ended March 31, 2010 and 2009, respectively.

(3)	Includes a net gain of $1,252 and a loss of $836 for the three months ended March 31, 2010 and 2009, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains and losses do not impact “income from continuing operations before income tax expense” as they are directly offset by compensation adjustments to the Plan participants. Compensation is included in “operating expenses” and “corporate general and administrative expenses.”

(4)	EBIT represents earnings from continuing operations before income taxes, interest expense, and gain (loss) on sale of operations. EBITDA represents EBIT before depreciation and amortization expense of $5,125 and $5,044 for the three months ended March 31, 2010 and 2009, respectively. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except per share data)
SELECT SEGMENT DATA

	THREE MONTHS ENDED
	MARCH 31,
	2010	2009 (1)
Revenue
Financial Services	$121,423	$124,693
Employee Services	46,788	45,390
Medical Management Professionals	35,318	39,848
National Practices	6,706	6,547

Total	$210,235	$216,478

Gross margin
Financial Services	$32,323	$31,555
Employee Services	9,639	8,037
Medical Management Professionals	1,228	4,712
National Practices	216	373
Operating (expenses) income — unallocated (2):
Other	(4,376)	(2,894)
Deferred compensation	(1,086)	708

Total	$37,944	$42,491

(1)	Certain amounts in the 2009 financial data have been reclassified to conform to the current year presentation.

(2)	Represents operating expenses not directly allocated to individual businesses, including stock based compensation, consolidation and integration charges and certain advertising expenses. Unallocated operating expenses also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “income from continuing operations” as they are directly offset by the same adjustment to “other income (expense), net” in the consolidated statements of operations. Gains recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as additional compensation expense in “operating expense” and as income in “other income (expense), net.”
CASH EARNINGS AND PER SHARE DATA
Reconciliation of Income from Continuing Operations to Cash Earnings from Continuing Operations (3)

	THREE MONTHS ENDED MARCH 31,
	2010	Per Share	2009	Per Share
Income from Continuing Operations	$16,864	$0.27	$18,403	$0.30

Selected non-cash charges:
Depreciation and amortization	5,125	0.08	5,044	0.08
Non-cash interest on convertible note	1,042	0.02	965	0.02
Stock based compensation	1,308	0.02	945	0.01
Restructuring charge	1,264	0.02	—	—

Non-cash charges	8,739	0.14	6,954	0.11

Cash earnings — Continuing Operations	$25,603	$0.41	$25,357	$0.41

(3)	The Company believes cash earnings and cash earnings per diluted share (non-GAAP measures) more clearly illustrate the impact of certain non-cash charges to income from continuing operations and are a useful measure for the Company and its analysts. Cash earnings is defined as income from continuing operations excluding depreciation and amortization, non-cash interest expense, non-cash stock based compensation expense and the portion of the $1.4 million restructuring charge to be paid in future periods related to the 2010 acquisition of Goldstein Lewin. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted common shares outstanding for the period indicated. Cash earnings and cash earnings per diluted share should not be regarded as a replacement or alternative of performance under generally accepted accounting principles.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CBIZ, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands, except percentages and ratios)
SELECT BALANCE SHEET DATA AND RATIOS

	MARCH 31,	DECEMBER 31,
	2010	2009
Cash and cash equivalents	$5,360	$9,257
Restricted cash	$11,449	$15,432
Accounts receivable, net	$169,507	$128,766
Current assets before funds held for clients	$209,650	$181,001
Funds held for clients — current and non-current	$75,363	$98,470
Goodwill and other intangible assets, net	$396,538	$375,211

Total assets	$741,687	$713,097

Current liabilities before client fund obligations	$83,402	$89,530
Client fund obligations	$78,296	$101,279
Convertible notes	$94,890	$93,848
Bank debt	$139,450	$110,000

Total liabilities	$451,361	$442,479

Treasury stock	$(269,670)	$(269,642)

Total stockholders’ equity	$290,326	$270,618

Debt to equity (2)	80.7%	75.3%
Days sales outstanding (DSO) — continuing operations (3)	86	66

Shares outstanding	62,385	61,937

Basic weighted average common shares outstanding	61,509	61,200

Diluted weighted average common shares outstanding	62,065	61,859

(1)	Certain amounts in the 2009 financial data have been reclassified to conform to the current year presentation.

(2)	Ratio is convertible notes and bank debt divided by total stockholders’ equity.

(3)	DSO is provided for continuing operations and represents accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at March 31, 2009 was 80.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007